UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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14a-6(e)(2))

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[_] Definitive Additional Materials

☒ Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

THE NEW YORK TIMES COMPANY

(Name of Registrant as Specified In Its Charter)

FIREBRAND/HARBINGER, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION

FIREBRAND/HARBINGER, LLC (“FIREBRAND/HARBINGER”) INTENDS TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE NEW YORK TIMES COMPANY 2008 ANNUAL MEETING. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE NEW YORK TIMES COMPANY FOR USE AT THE 2008 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE NEW YORK TIMES COMPANY AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION  RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION WILL BE CONTAINED IN SUBSEQUENT FILINGS BY FIREBRAND/HARBINGER WITH THE SECURITES AND EXCHANGE COMMISSION AND IN AMENDMENTS THERETO.

The following letter was delivered on behalf of Firebrand/Harbinger, LLC on January 27, 2008.

January 27, 2008

Mr. Arthur O. Sulzberger

Chairman and Publisher

Ms. Janet L. Robinson

President and Chief Executive Officer

The New York Times Company

620 Eighth Avenue

New York, New York 10018

Dear Arthur and Janet,

I hope this letter finds you well.

We had hoped to be able to meet with you informally to introduce ourselves and to initiate a constructive dialog. By now, I expect that you have had an opportunity to review the notice regarding our intention to nominate four Class A directors to The New York Times Company’s Board at the 2008 Annual Meeting of Stockholders.

It has been, and remains, our intention to pursue this effort in a spirit of cooperation with the Board and management that moves beyond the old dichotomy of “hostile” and “friendly” and focuses instead upon our shared interest in building shareholder value. To that end, I am writing on behalf of Firebrand/Harbinger, LLC, a company formed by Firebrand Partners and Harbinger Capital Partners, who together own approximately 4.9% of the outstanding common equity of the Company, to request a meeting with you and your Board.

I want to assure you that we are not pursuing a change in the dual class shareholder structure. The New York Times is a great institution controlled by the Sulzberger family and we have no illusion about, or desire to change, that fact. Our efforts are focused on how we can work with management and the Board for the benefit of all stakeholders.

The New York Times is the world’s foremost evangelist for democracy, capitalism and culture. This “public trust” is not at odds with the pursuit of shareholder value, but is complementary, as the Company’s ability to fulfill this role is a function of its economic viability. The greatest threat to The New York Times is the continued diminution of its business model and destruction of shareholder value, both of which imperil the

Company’s ability to invest in and maintain the tradition of journalistic excellence that has made The New York Times one of the most trusted brands in the world.

There is nothing wrong with The New York Times Company that cannot be fixed with what is right with The New York Times. We believe a renewed focus on the core assets and the redeployment of capital to expedite the acquisition of digital assets affords the greatest shareholder appreciation and creates the appropriate platform to compete in today’s media landscape.

The current Board, while impressive in stature, has not been effective in inspiring the requisite bold action this media environment demands. Our nominees bring deep expertise in capital allocation, Internet media and brand strategy. In addition to myself, our director nominees include: Allen Morgan, Managing Director at venture capital firm Mayfield Fund, whose investing practice focuses on internet media; Gregory Shove, a former executive at AOL and advisor to Firebrand Partners; and James Kohlberg, co-founder of private equity firm Kohlberg & Company. We are also joined in this effort by Harbinger Capital Partners, which has a long track record of identifying undervalued public companies with untapped potential and investing substantial resources to maximize shareholder value.

Our desire is to serve as an honest broker between the Company, its stakeholders and the opportunities presented for shareholder appreciation. In our meeting, we hope to discuss the optimal capital structure and a path for transforming The New York Times from a low growth company to a robust firm that is both the newspaper of record and the most trusted starting point on the Internet.

I can be reached at 646-262-9076 or sgalloway@firebrandpartners.com and look forward to hearing from you.

Regards,

Scott Galloway

Founder and CIO, Firebrand Partners